EXHIBIT 99.1

For Immediate Release

Date: April 1, 2005

For further information contact

Arthur L. Freeman (859)734-5452

N. William White (812)944-1400

Freeman to retire as Chairman and CEO of 1st Independence

The Board of Directors of 1st Independence Financial Group, Inc. (NASDAQ: FIFG), the holding company of 1st Independence Bank, announced today that its Chairman and CEO, Arthur L. Freeman, will retire from these positions and as Chairman of Independence Bank effective April 29, 2005. Freeman also informed the Company that he will not seek re-election as a director at the 2005 annual meeting of shareholders.

Freeman joined the company, then Harrodsburg First Financial Bancorp, Inc., in October, 1999. Under his leadership, the company has grown from $110 million in assets with two banking offices in Harrodsburg and Lawrenceburg to $310 million in assets with eight offices.

Through the merger with Independence Bancorp last year, the Company now operates offices in Louisville, Kentucky and, Clarksville, Jeffersonville, Marengo, and New Albany, Indiana, in addition to the Harrodsburg and Lawrenceburg locations.

“Art was brought in 5 1/2 years ago to accomplish specific goals for this Company and its shareholders” said Jack L. Coleman, Jr., a senior member of the Board of Directors. “He’s done everything we’ve asked him to do and more.”

During his tenure, the Company and Bank built a new facility in Lawrenceburg, renovated and expanded the corporate offices in Harrodsburg, added additional ATM’s in both communities, merged with Independence Bancorp, and converted the Bank’s charter to a Kentucky state-chartered commercial bank.

“Art was instrumental in bringing our two companies together this past July” said Bill White, President of 1st Independence. “His experience, leadership, and contacts within the communities we serve as well as with regulators have been invaluable to the smooth integration of our combined organization.”

“I’ve accomplished what I set out to do and will leave the Company and Bank with an outstanding, young and energetic management team, staff and Board” said Freeman. “I have some health issues that I continue to deal with and running a publicly-traded company today is no easy task.” Freeman said he plans to pursue other less-stressful interests.

1st Independence Financial Group is headquartered in Harrodsburg, Kentucky and includes 1st Independence Bank and 1st Independence Mortgage Group, a division of the Bank. The Bank has seven full service banking offices. The banking offices are located in Harrodsburg, Lawrenceburg and Louisville, Kentucky, and New Albany, Jeffersonville, Marengo and Clarksville, Indiana. 1st Independence Mortgage Group operates in Louisville, Kentucky and southern Indiana.